Exhibit 1

FORM 51-102F3

MATERIAL CHANGE REPORT

1.                                     Name and Address of Corporation

North American Palladium Ltd. (the “Company”)

2116-130 Adelaide St. W.

Toronto, Ontario M5H 3P5

2.                                     Date of Material Change

October 21, 2008

3.                                     News Release

A press release with respect to the material change referred to in this report was issued by the Company on October 21, 2008 through the facilities of Marketwire and filed on the System for Electronic Document Analysis and Retrieval (SEDAR).

4.                                     Summary of Material Change

The Company announced on October 21, 2008 that it will temporarily close Lac des Iles Mine (“LDI”), its palladium and platinum producing mine in Thunder Bay, Ontario, effective October 29, 2008.

5.                                     Full Description of Material Change

As a result of declining prices for palladium and platinum, the Company has placed LDI, its palladium and platinum producing mine in Thunder Bay, Ontario, on temporary care and maintenance, effective October 29, 2008.  The closure will result in the layoff of approximately 350 employees.  Following the closure of operations, spending at LDI is expected to be limited to essential services.

6.                                     Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

7.                                     Omitted Information

Not applicable

8.                                     Executive Officer

The following senior officer of the Company is knowledgeable about the material change:

Trent Mell
Vice President, General Counsel and Corporate Secretary
(416) 360-7971 Ext. 225.

9.                                     Date of Report

October 21, 2008

The foregoing accurately discloses the material change referred to herein.

DATED at Toronto, Ontario, this 21st day of October, 2008.

NORTH AMERICAN PALLADIUM LTD.

By:	(signed) “Trent Mell”
Name:	Trent Mell

Title:	Vice President, General Counsel and Corporate Secretary